Versadial, Inc.
305 Madison Avenue, Suite 4510
New York, NY 10165
(212)986-0886

Fursa Master Global Event Driven
Fund, L.P. c/o Fursa Alternative
Strategies, LLC
444 Merrick Road, Suite 104
Lynbrook, NY 11563

March 31, 2008
Gentlemen:

This letter shall confirm our recent discussions as to the extension of the offering period, through April 30, 2008,  for the current unit offering of securities of Versadial, Inc. ("Versadial") pursuant to the Subscription Documents dated January 11, 2008 (the "Current Offering"), as previously extended by the February 28, 2008 letter agreement between us (the “Prior Extension”) and related matters.

1.	Fursa Master Global Event Driven Fund, L.P. ("Fursa") hereby reconfirms its obligation to deliver the remaining $2,000,000 of its commitment and participation in the Current Offering.

2
Acknowledging that Fursa may not deliver the remaining commitment of $2,000,000 by the last date of the Current Offering, Versadial has agreed, without waiving any of its rights in law or in equity, to refrain from pursuing remedies against Fursa until the earlier of (i) delivery of the $2,000,000 commitment or (ii) April 30 2008, subject to the provisions of this letter and the Prior Extension.

3.
As set forth in the Prior Extension, Versadial advised Fursa that, apart from and in lieu of the Current Offering, shall seek to raise up to $3,000,000 in new debt financing, which may include a conversion feature and/or warrant (the "New Debt Financing"), and Fursa consents to such New Debt Financing.

4
Versadial agrees that if the full $3,000,000 in New Debt Financing is raised by April 30, 2008, Fursa's obligation set forth in clause 1 above shall be discharged, and Fursa will have no further obligation or liability to participate in the Current Offering.

5.
The parties agree that at such time as the total amount delivered by Fursa in the Current Offering has been finally fixed, Fursa will have earned, and be promptly paid, the 5% commission on such amount.

Kindly confirm your consent to and agreement with the foregoing by signing and returning a copy of this letter to us.

Very truly yours,
VERSADIAL, INC.

By:	/s/ Geoffrey Donaldson
Geoffrey Donaldson
Chief Executive Officer

CONSENTED TO AND AGREED WITH:

FURSA MASTER GLOBAL EVENT DRIVEN FUND, L.P.
By:
Fursa Alternative Strategies LLC
Its Manager

By:/s/ William F. Harley, III
Name: William F. Harley, III
Title: President and Chief Investment Officer